Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
Butler Animal Health Supply, LLC (d.b.a. Butler Schein Animal Health Supply)	Delaware

Butler Animal Health Holding Company, LLC[1]	Delaware

W.A. Butler Company[2]	Delaware

Henry Schein Animal Health Holdings Limited[3]	United Kingdom

Camlog Holding AG4	Switzerland

Henry Schein Canada, Inc.[5]	Ontario, Canada

Henry Schein Holding GmbH[6]	Germany

Henry Schein Europe, Inc.[7]	Delaware

Henry Schein Practice Solutions Inc.[8]	Utah

[1]	Butler Animal Health Holding Company, LLC is the parent, holding company of Butler Animal Health Supply, LLC.
[2]	W.A. Butler Company owns a majority interest in Butler Animal Health Holding Company, LLC.
[3]	Henry Schein Animal Health Holdings Limited is the parent, holding company of W.A. Butler Company and 25 consolidated wholly-owned subsidiaries, all of which operate in the animal health distribution industry outside the United States.
[4]	Camlog Holding AG is the parent, holding company of seven consolidated wholly-owned subsidiaries, all of which operate in the dental implant industry outside the United States.
[5]	Henry Schein Canada, Inc. is the parent, holding company of five consolidated wholly-owned subsidiaries, all of which operate in the dental and veterinary practice management software industry outside the United States.
[6]	Henry Schein Holding GmbH is the parent, holding company of 21 consolidated wholly-owned subsidiaries, all of which operate in the healthcare distribution industry outside the United States.
[7]	Henry Schein Europe, Inc. is the parent, holding company of Henry Schein Holding GmbH and owns a majority interest in Camlog Holding AG.
[8]	Henry Schein Practice Solutions Inc. is the parent, holding company of Henry Schein Canada, Inc.